CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2 Registration No. 333-83255) and related Prospectus of Stratus Services Group, Inc. for the registration of 1,500,000 shares of its Common Stock and to the use in this Registration Statement (Form SB-2) of our reports dated July 16, 1999, with respect to the financial statements of Stratus Services Group, Inc. and Royalpar Industries, Inc. and Subsidiaries for the periods ended September 30, 1998 and 1997 and August 11, 1997 and March 31, 1997 and our report dated August 20, 1999 for B & R Employment, Inc. for the years ended December 31, 1998 and 1997.


                       /s/ AMPER, POLITZINER & MATTIA P.A

                           AMPER, POLITZINER & MATTIA P.A


August 30, 1999
Edison, New Jersey